Shareholder meeting results (Unaudited)
February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class as follows:

                      Votes for             Votes withheld
Liaquat Ahamed     5,415,154,963               14,207,845
Ravi Akhoury       5,415,184,974               14,177,833
Barbara M. Bauman  5,415,851,291               13,511,517
Jameson A. Baxter  5,415,767,570               13,595,238
Charles B. Curtis  5,415,854,394               13,508,413
Robert J. Darretta 5,416,022,043               13,340,765
Katinka Domotorffy 5,415,419,173               13,943,635
John A. Hill       5,415,885,634               13,477,174
Paul L. Joskow     5,416,010,424               13,352,383
Kenneth R. Leibler 5,415,817,292               13,545,516
Robert E. Patterson 5,415,985,292              13,377,516
George Putnam, III  5,415,959,400              13,403,408
Robert L. Reynolds  5,416,108,530              13,254,278
W. Thomas Stephens  5,415,918,406              13,444,402

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for  Votes against      Abstentions   Broker non votes
726,009        3,819              34,830        194,627


A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:


Votes for    Votes against      Abstentions   Broker non votes
5,234,359,081 33,570,449      18,267,087    143,166,192


A proposal to amend the funds fundamental investment restriction with respect to diversification of investments was approved as follows:

Votes for    Votes against      Abstentions   Broker non votes
731,197        4,339             29,123        194,626

All tabulations are rounded to the nearest whole number.